Exhibit  99.1
Green  Mountain  Power  Reports  First  Quarter  Earnings
     COLCHESTER,  VT  Green  Mountain  Power  Corporation  (NYSE:  GMP)  today announced consolidated earnings of $0.72 per share of common stock, diluted, for the  first  quarter  of  2004  compared  with consolidated earnings of $0.80 per share,  diluted,  for  the  same  period  in  2003.

"First quarter earnings were on target, and reflected strong growth in retail sales," said Christopher L. Dutton, President and Chief Executive Officer.
"Earnings are lower than the first quarter of 2003 only because of a one-time benefit from additional energy deliveries in 2003 that occurred at a time when we could sell excess power in the wholesale market at unusually high prices.
Forecasted earnings for 2004 remain in the range of $2.05 per share to $2.15 per share."

Retail operating revenues for the first quarter of 2004 increased by $910,000 over the comparable 2003 period, reflecting higher sales of electricity to all retail customer classes and an increase in the recognition of revenues deferred under a previous regulatory order. Total retail megawatthour sales of electricity increased 1.7 percent in 2004, compared with the same period in 2003, primarily as a result of an increase in commercial and industrial sales of
1.8  percent  and  a  1.5  percent  increase  in  residential  sales.

Retail  revenues  also  increased  because  the Company recognized an additional
$478,000 or $0.06 per share of deferred revenue during the first quarter of 2004, compared with the same period last year. The Vermont Public Service Board issued an order in December 2003 allowing the Company to carry over unused deferred revenue totaling approximately $3.0 million to 2004 and recognize the revenue to achieve its allowed rate of return during 2004. The Company expects to recognize virtually all of these revenues to achieve its allowed rate of return during 2004. The Public Service Board's 2003 order also provided for a rate freeze for 2004, and modest rate increases of 1.9 percent in January 2005 and 0.9 percent in January 2006, subject to submission of supporting cost of service schedules.

Wholesale revenues in the first quarter of 2004 decreased by $11 million compared with the first quarter of 2003, reflecting decreased sales of electricity to Morgan Stanley Capital Group, Inc., under a contract designed to manage price risks associated with changing fossil fuel prices. The Company does not expect the reduction in sales to Morgan Stanley to adversely affect the Company's earnings in 2004 or future years. During the first quarter of 2003, delivery of past power supply contract deficiencies by Hydro-Quebec resulted in additional energy availability that the Company sold when wholesale market energy prices were unusually high. The Company estimates that these sales increased quarterly earnings by approximately $0.15 per share in 2003. There are no further deficiencies to be rescheduled and the Company does not expect such a benefit to recur in the future.

In the first quarter of 2004, power supply expenses decreased $8.9 million compared with the same quarter of 2003 primarily due to decreased wholesale sales of electricity, offset in part by higher expense to supply increased retail sales of electricity and higher energy prices. "Most of the Company's short-term energy requirements are met by power supply contracts extending through 2006 or longer," said Mr. Dutton. "These contracts allowed the Company and its customers to avoid much of the higher wholesale energy prices that have prevailed over the past 15 months."

In other developments, the Company was recently informed that it is a finalist for Edison Electric Institute's highest recognition for electric utilities, the Edison Award. The Company was selected for changes in its corporate culture leading to improvements in customer service and operating performance. The
Company  is competing against three larger utility companies for the 2004 Edison
Award, which is essentially EEI's national utility of the year award. "We're delighted that EEI has recognized our efforts to bring value to our customers and shareholders, and we look forward to continued excellence on behalf of our essential stakeholders - our customers and our owners," said Mr. Dutton.
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

                  Green Mountain Power Corporation     Quarterly Earnings Summary
                                                         Three Months Ended     Twelve months ended
                                                                     March 31          March 31
                                                               2004      2003      2004      2003
                                                             --------  --------  --------  --------
in thousands except per share amounts
Retail revenues . . . . . . . . . . . . . . . . . . . . . .  $54,205   $53,020   $202,754  $203,925
Wholesale revenues. . . . . . . . . . . . . . . . . . . . .    8,918    19,925     67,894    74,762
                                                             --------  --------  --------  --------
Total operating revenues. . . . . . . . . . . . . . . . . .   63,123    72,945    270,648   278,687
                                                             --------  --------  --------  --------
Net income. . . . . . . . . . . . . . . . . . . . . . . . .    3,734     4,072     10,072    12,126
Net income applicable to common stock . . . . . . . . . . .    3,734     4,071     10,067    12,113
Net income-continuing operations. . . . . . . . . . . . . .    3,740     4,084     10,007    12,053
Net income(loss)-discontinued operations. . . . . . . . . .       (6)      (13)        86        60
Basic earnings per share-continuing operations. . . . . . .  $  0.74   $  0.82   $   2.00  $   2.22
Basic earnings(loss) per share-discontinued operations. . .        -      0.02       0.02      0.01
                                                             --------  --------  --------  --------
Basic earnings per Common share . . . . . . . . . . . . . .  $  0.74   $  0.82   $   2.02  $   2.23
                                                             ========  ========  ========  ========
Diluted earnings per share-continuing operations. . . . . .  $  0.72   $  0.80   $   1.94  $   2.16
Diluted earnings(loss) per share-discontinued operations. .        -         -       0.02      0.01
                                                             --------  --------  --------  --------
Fully diluted earnings per common share . . . . . . . . . .  $  0.72   $  0.80   $   1.96  $   2.17
                                                             ========  ========  ========  ========
Dividends declared per share. . . . . . . . . . . . . . . .  $  0.22   $  0.19   $ 0.7900  $ 0.6550
Weighted average shares of common stock outstanding-Basic .    5,046     4,959      4,993     5,424
Weighted average shares of common stock outstanding-Diluted    5,205     5,118      5,151     5,585

     There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.
     For further information, please contact Robert J. Griffin, Vice President, Chief Financial Officer and Treasurer, at 802-655-8452, or Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418.